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                                                                   EXHIBIT 23.02

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-102157 of Skyworks Solutions, Inc. on Form S-3 of our report dated February 14, 2002, relating to consolidated financial statements of Skyworks Solutions, Inc. (formerly the combined financial statements of the Washington Business and Mexicali Operations of Conexant Systems, Inc.) as of September 30, 2001, and for the years ended September 30, 2001 and 2000, appearing in the Annual Report on Form 10-K of Skyworks Solutions, Inc. for the year ended September 27, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

COSTA MESA, CALIFORNIA
January 15, 2003